Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-207467) of Landec Corporation, and
(2)	Registration Statement (Form S-8 Nos. 333-163926 and 333-193213) pertaining to the 2009 Stock Incentive Plan and 2013 Stock Incentive Plan of Landec Corporation;

of our reports dated July 29, 2016, with respect to the consolidated financial statements and schedules of Landec Corporation and the effectiveness of internal control over financial reporting of Landec Corporation included in this Annual Report (Form 10-K) of Landec Corporation for the year ended May 29, 2016.

/s/ Ernst & Young LLP

San Francisco, California

July 29, 2016